EXHIBIT 14(b)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Statement of Additional Information constituting part of this registration statement under the Securities Act of 1933 on Form N-14 (the “Registration Statement”) of our report dated March 26, 2004, relating to the financial statements and financial highlights which appear in the February 29, 2004, Annual Report to Shareholders of the State Street Research Health Sciences Fund (a series of State Street Research Financial Trust). We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated July 1, 2004, incorporated by reference in the Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts

September 30, 2004